Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 09-23

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports Second Quarter 2009 Results

$0.70 FFO per Diluted Share

1.4 Million Square Feet of Second Generation Space Leased

Full Year 2009 FFO Guidance Raised to $2.52 to $2.60

per Diluted Share

Previously $2.43 to $2.58 per Diluted Share

Raleigh, NC – July 29, 2009 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast and 2009 NAIOP Developer of the Year, today reported results for the three and six months ended June 30, 2009.

Ed Fritsch, President and CEO, stated, “We were pleased with our second quarter results and continue to benefit from recently delivered, well-leased development projects as well as improved operating efficiencies across our portfolio. We leased 1.4 million square feet, a 67% increase from the first quarter and above our five quarter average of 1.1 million square feet. While occupancy in our wholly-owned portfolio declined 100 basis points to 88.0%, occupancy in our office portfolio, which contributes approximately 86% of our total annualized cash revenue, was 89.0%, just 10 basis points lower than last quarter.”

“This was also a quarter of significant accomplishments for Highwoods. We further strengthened our balance sheet, disposed of older, non-core assets and continued to benefit from lower operating and G&A expenses.”

Specifically, in the second quarter the Company:

•	Sold three non-core community retail centers, encompassing 416,000 square feet and averaging 55 years old, for $62.1 million at a 8.7% cap rate and a $20.9 million gain,

•	Placed two development projects in service encompassing 392,000 square feet, the FAA build-to-suit and the office and retail portion of RBC Plaza, which are 100% and 96% leased, respectively,

•	Obtained $162 million in secured loan commitments at a 7.1% weighted average rate,

•	Raised $144 million in a successful common stock offering,

•	Paid off a 7.8% $107 million secured loan,

•	Repurchased $3.2 million of 5.85% notes resulting in a $630,000 gain, and

•	Reduced year-over-year G&A by 12%.

Highwoods Properties

Second Quarter and First Half Financial Results

For the second quarter of 2009, the Company reported net income available for common stockholders of $33.2 million, or $0.50 per diluted share. This compares to net income available for common stockholders of $12.1 million, or $0.21 per diluted share, for the second quarter of 2008.

For the six months ended June 30, 2009, net income available for common stockholders was $44.0 million, or $0.68 per diluted share, compared to $25.0 million, or $0.43 per diluted share, for the six months ended June 30, 2008. Net income per diluted share in the second quarter and first half of 2009 included $0.31 and $0.32, respectively, from gains on sales of depreciable assets. In 2008, gains on sales of depreciable assets contributed $0.08 and $0.14 per diluted share for the second quarter and first six months, respectively.

Funds from Operations (FFO), which does not include gains on the sale of depreciable assets, was $49.3 million, or $0.70 per diluted share, for the second quarter of 2009 and $96.9 million, or $1.41 per diluted share, for the first six months of 2009. In the second quarter of 2008, FFO was $42.3 million, or $0.68 per diluted share, and $85.7 million, or $1.39 per diluted share, for the first six months of 2008.

The following items were included in the determination of net income available for common stockholders for the three and six months ended June 30, 2009 and 2008:

	3 Months Ended 6/30/09		3 Months Ended 6/30/08
	(000)	Per Share	(000)	Per Share
Land sale gains	$124	$0.00	$89	$0.00
Lease termination income	171	0.00	26	0.00
Straight line rental income	718	0.01	1,892	0.03
Capitalized interest	1,317	0.02	2,221	0.04
Gains on for-sale residential condos, net of partner’s interest	295	0.00	0	0.00
Gains on sales of depreciable assets (1)	21,794	0.31	5,045	0.08
Gain on debt extinguishment	630	0.01	0	0.00

	6 Months Ended 6/30/09		6 Months Ended 6/30/08
	(000)	Per Share	(000)	Per Share
Land sale gains	$124	$0.00	$89	$0.00
Lease termination income	1,309	0.02	1,926	0.03
Straight line rental income	2,252	0.03	4,296	0.07
Capitalized interest	2,821	0.04	4,806	0.08
Gains on for-sale residential condos, net of partner’s interest	845	0.01	0	0.00
Gains on sales of depreciable assets (1)	21,886	0.32	8,771	0.14
Gain on debt extinguishment	630	0.01	0	0.00

(1)	2009 amounts include $781,000, or $0.01 per share, representing the Company’s share of a gain recorded by an unconsolidated joint venture.

Highwoods Properties

Second Quarter 2009 Operating Highlights

•

Second generation leasing activity in the Company’s portfolio was 1.4 million square feet, including 737,000 square feet of office space, 625,000 square feet of industrial space and 61,000 square feet of retail space.

•	Straight-line (GAAP) rental rates for the 95 office leases signed increased 6.2% from straight line rental rates under the previous leases, while cash rents declined 2.7%.

•

Average in-place cash rental rates across the Company’s portfolio increased 5.5% compared to the second quarter of 2008. Average in-place cash rental rates across the Company’s office portfolio were up 5.0% from a year ago.

Subsequent to the end of the second quarter, the Company announced that a joint venture (JV) between Highwoods and USAA Real Estate Company was awarded a build-to-suit lease by the U.S. General Services Administration (GSA) to develop an approximate $45 million field office for the Federal Bureau of Investigation (FBI) in Charlotte. Highwoods will have a 10% ownership interest in the JV and will also receive development fees. The total stabilized cash return to Highwoods, including fees, is projected to be 11.5%.

Funds from Operations Outlook

The Company has raised its 2009 FFO guidance to $2.52 to $2.60 per diluted share from $2.43 to $2.58 per diluted share. This estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains from land and condominium sales and the timing and impact of development deliveries and includes dilution from completed and potential property dispositions during 2009. FFO guidance excludes any gains or impairments associated with depreciable properties or joint venture interests, as well as unusual charges or credits that may occur during the remainder of the year. FFO guidance is based on 71.9 million diluted shares outstanding for full year 2009. Factors that could cause actual 2009 FFO results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2008 Annual Report on Form 10-K.

Management’s outlook for 2009 is based on the following assumptions:

	Low	High
Year End Occupancy	87.0%	88.5%

Total Cash NOI Growth	0%	+1.5%

G&A Expenses	$33.0M	$34.0M

Lease Termination Income	$1.3M	$3.0M

Gains from Land and Residential Condo Sales	$1.0M	$2.0M

Straight Line Rental Income	$3.0M	$5.0M

Dispositions	$69M	$80M

Acquisitions	$0M	$100M

Development Starts	$4.5M	$50M

Highwoods Properties

Supplemental Information

A copy of the Company’s second quarter 2009 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Financial Supplementals” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Tomorrow, Thursday, July 30 at 10:00 a.m. Eastern time, the Company will host a teleconference call to discuss the matters highlighted in this press release. For US/Canada callers, dial (800) 754-1346. A live, listen-only Web cast and a replay of the conference call can be accessed through the Company’s Web site at www.highwoods.com.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity real estate investment trust (“REIT”). Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

Highwoods Properties

FFO as defined by NAREIT is calculated as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect Funds from Operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales

In calculating FFO, the Company adds back net income attributable to non-controlling interests in its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property and condominiums and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2008 to June 30, 2009). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At June 30, 2009, the Company owned or had an interest in 378 in-service office, industrial and retail properties encompassing approximately 35.2 million square feet. Highwoods also owned 580 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Missouri, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Highwoods Properties

Certain matters discussed in this press release, such as expected 2009 financial and operational results and the related assumptions underlying our expected results and the timing and impact of our development activities, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space as quickly as anticipated or on as favorable terms as old leases; difficulties in obtaining additional capital to satisfy our future cash needs or increases in interest rates could adversely impact our ability to fund important business initiatives and increase our debt service costs; our Southeastern and Midwestern markets may suffer declines in economic growth; our banking and joint venture partners may suffer financial difficulties that adversely impact their ability to satisfy their contractual obligations to us; and others detailed in the Company’s 2008 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Rental and other revenues	$113,310	$112,828	$227,123	$224,041

Operating expenses:
Rental property and other expenses	39,458	40,501	80,352	78,233
Depreciation and amortization	32,931	30,749	65,960	61,096
General and administrative	9,486	10,766	17,801	20,477

Total operating expenses	81,875	82,016	164,113	159,806
Interest expenses:
Contractual	19,945	23,345	40,524	46,808
Amortization of deferred financing costs	689	686	1,351	1,324
Financing obligations	710	764	1,445	1,504

	21,344	24,795	43,320	49,636
Other income:
Interest and other income	2,284	1,597	3,291	2,389
Gain on debt extinguishment	630	—	630	—

	2,914	1,597	3,921	2,389

Income before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	13,005	7,614	23,611	16,988
Net gains on disposition of property	194	107	213	107
Gains on for sale residential condominiums	289	—	636	—
Equity in earnings of unconsolidated affiliates	1,862	1,520	3,162	3,509

Income from continuing operations	15,350	9,241	27,622	20,604
Discontinued operations:
Income from discontinued operations	781	1,745	1,636	3,390
Gains on disposition of discontinued operations	20,943	5,027	21,016	8,753

	21,724	6,772	22,652	12,143

Net income	37,074	16,013	50,274	32,747
Net (income) attributable to noncontrolling interests in the Operating Partnership	(2,054)	(839)	(2,748)	(1,732)
Net (income) attributable to noncontrolling interests in consolidated affiliates	(116)	(191)	(134)	(389)
Dividends on preferred stock	(1,677)	(2,838)	(3,354)	(5,676)

Net income available for common stockholders	$33,227	$12,145	$44,038	$24,950

Earnings per common share - basic:
Income from continuing operations available for common stockholders	$0.19	$0.10	$0.35	$0.24
Income from discontinued operations available for common stockholders	0.31	0.11	0.33	0.20

Net income available for common stockholders	$0.50	$0.21	$0.68	$0.44

Weighted average common shares outstanding - basic	66,122	57,456	64,883	57,337

Earnings per common share - diluted:
Income from continuing operations available for common stockholders	$0.19	$0.10	$0.35	$0.23
Income from discontinued operations available for common stockholders	0.31	0.11	0.33	0.20

Net income available for common stockholders	$0.50	$0.21	$0.68	$0.43

Weighted average common shares outstanding - diluted	70,234	61,822	68,978	61,625

Net income available for common stockholders:
Income from continuing operations available for common stockholders	$12,767	$5,811	$22,706	$13,596
Income from discontinued operations available for common stockholders	20,460	6,334	21,332	11,354

Net income available for common stockholders	$33,227	$12,145	$44,038	$24,950

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2009	December 31, 2008
Assets:
Real estate assets, at cost:
Land	$349,386	$352,872
Buildings and tenant improvements	2,808,834	2,819,844
Development in process	67,563	61,938
Land held for development	99,232	98,946

	3,325,015	3,333,600
Less-accumulated depreciation	(743,753)	(714,224)

Net real estate assets	2,581,262	2,619,376
For sale residential condominiums	19,660	24,284
Real estate and other assets, net, held for sale	1,249	1,242
Cash and cash equivalents	13,372	13,757
Restricted cash	14,707	2,258
Accounts receivable, net	18,050	23,687
Notes receivable, net	3,330	3,602
Accrued straight-line rents receivable, net	81,764	79,979
Investment in unconsolidated affiliates	66,631	67,723
Deferred financing and leasing costs, net	70,055	73,216
Prepaid expenses and other	36,683	37,046

Total Assets	$2,906,763	$2,946,170

Liabilities, Noncontrolling Interests in the Operating Partnership and Equity:
Mortgages and notes payable	$1,428,650	$1,604,685
Accounts payable, accrued expenses and other liabilities	134,202	135,609
Financing obligations	34,758	34,174

Total Liabilities	1,597,610	1,774,468
Noncontrolling interests in the Operating Partnership	90,796	111,278
Equity:
Preferred stock	81,592	81,592
Common stock	708	636
Additional paid-in capital	1,783,645	1,616,093
Distributions in excess of net earnings	(649,326)	(639,281)
Accumulated other comprehensive loss	(4,327)	(4,792)

Total Stockholders’ Equity	1,212,292	1,054,248
Noncontrolling interests in consolidated affiliates	6,065	6,176

Total Equity	1,218,357	1,060,424

Total Liabilities, Noncontrolling Interests in the Operating Partnership and Equity	$2,906,763	$2,946,170

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six months Ended June 30,
	2009	2008	2009	2008
Funds from operations:
Net income	$37,074	$16,013	$50,274	$32,747
Net (income) attributable to noncontrolling interests in the Operating Partnership	(2,054)	(839)	(2,748)	(1,732)
Net (income) attributable to noncontrolling interests in consolidated affiliates	(116)	(191)	(134)	(389)
Dividends on preferred stock	(1,677)	(2,838)	(3,354)	(5,676)

Net income available for common stockholders	33,227	12,145	44,038	24,950
Add/(deduct):
Depreciation and amortization of real estate assets	32,440	30,305	65,026	60,095
(Gains) on disposition of depreciable properties	(70)	(18)	(89)	(18)
Noncontrolling interests in the Operating Partnership	2,054	839	2,748	1,732
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	3,223	3,395	6,473	6,330
(Gains) on disposition of depreciable properties	(781)	—	(781)	—
Discontinued operations:
Depreciation and amortization of real estate assets	155	624	550	1,386
(Gains) on disposition of depreciable properties	(20,943)	(5,027)	(21,016)	(8,753)

Funds from operations	$49,305	$42,263	$96,949	$85,722

Funds from operations per share - diluted:
Net income available for common stockholders	$0.50	$0.21	$0.68	$0.43
Add/(deduct):
Depreciation and amortization of real estate assets	0.46	0.49	0.94	0.98
(Gains) on disposition of depreciable properties	—	—	—	—
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.05	0.09	0.10
(Gains) on disposition of depreciable properties	(0.01)	—	(0.01)	—
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.01	0.01	0.02
(Gains) on disposition of depreciable properties	(0.30)	(0.08)	(0.30)	(0.14)

Funds from operations per share - diluted	$0.70	$0.68	$1.41	$1.39

Weighted average shares outstanding - diluted	70,234	61,822	68,978	61,625

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Income before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	$13,005	$7,614	$23,611	$16,988

Other income	(2,914)	(1,597)	(3,921)	(2,389)
Interest expense	21,344	24,795	43,320	49,636
General and administrative expense	9,486	10,766	17,801	20,477
Depreciation and amortization expense	32,931	30,749	65,960	61,096

Net operating income from continuing operations	73,852	72,327	146,771	145,808

Less - non same property and other net operating income	8,060	4,612	15,091	7,593

Total same property net operating income from continuing operations	$65,792	$67,715	$131,680	$138,215

Rental and other revenues	$113,310	$112,828	$227,123	$224,041
Rental property and other expenses	39,458	40,501	80,352	78,233

Total net operating income from continuing operations	73,852	72,327	146,771	145,808

Less - non same property and other net operating income	8,060	4,612	15,091	7,593

Total same property net operating income from continuing operations	$65,792	$67,715	$131,680	$138,215